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Exibit 10.7.1

CYDEX PHARMACEUTICALS, INC.
AMENDMENT TO SEVERANCE COMPENSATION AGREEMENT

        This Amendment to Severance Compensation Agreement (the "Amendment") is made and entered into as of February 24, 2008 (the "Effective Date"), by and between CyDex Pharmaceuticals, Inc., a Delaware corporation (the "Company") and John M. Siebert ("Executive").

RECITALS

        A.    Executive is a party to that certain Severance Compensation Agreement between the Company and Executive, dated January 1, 2004 (the "Severance Agreement").

        B.    The Company and Executive wish to amend the Severance Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

AGREEMENT

        Section 1(c) of the Severance Agreement is hereby amended and restated in its entirety to read as follows:

          1.     Definitions.

          (c)   Qualifying Termination.    For purposes of this Agreement, "Qualifying Termination" means a "separation from service" with the Company within the meaning of Treas. Reg. Section 1.409A-1(h) in which any one of the following events also occurs:

            (i)    within six (6) months prior to a Change in Control, an involuntary termination of Executive's employment by the Company that is in contemplation of, and caused by, such Change in Control, such Change in Control is pending at the time of such termination and such Change in Control actually occurs; provided that such termination shall not be a Qualifying Termination if circumstances constitute Cause exist;

            (ii)   within two (2) years following a Change in Control, an involuntary termination of Executive's employment by the Company for reasons other than Cause, the failure or refusal by a successor company to assume the Company's obligations under this Agreement, as required by Section 5(d) herein, or a breach by the Company or any successor company of any of the provisions of this Agreement; or

            (iii)  a voluntary termination of employment by the Executive within ninety (90) days following the occurrence of Good Reason, if such Good Reason occurs within two (2) years following a Change in Control.

        A new Section 6 of the Severance Agreement is hereby added, to read in its entirety as follows:

          6.     Compliance with Internal Revenue Code Section 409A.

          (a)   If Executive is a "specified employee" of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code") on the date of any Qualifying Termination, then any lump sum severance payment pursuant to Section 2(a) (the "Severance Payment") shall be delayed until the earlier of: (i) the date that is six (6) months after the date of the Qualifying Termination, or (ii) the date of Executive's death (such date, the "Delayed Payment Date"), and the Company (or the successor entity thereto, as applicable) shall pay to Executive the Severance Payment in a lump sum on the Delayed Payment Date, without any adjustment on account of such delay.

          (b)   If Executive is a "specified employee" of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of any Qualifying Termination, then any continuing coverage payments by the Company pursuant to Section 2(b) that either (i) are not otherwise excluded from the definition of a "nonqualified deferred compensation plan" pursuant to Treas. Reg. Section 1.409A-1(a)(5), or (ii) are amounts reimbursed for medical expenses that otherwise provide for a deferral of compensation pursuant to Treas. Reg. Section 1.409A-1(b)(9)(v)(B) (the "Continuing Coverage Payments") shall not be provided by the Company (and Executive shall make his own provisions for such continuing coverage) until the earlier of: (x) the date that is six (6) months after the date of the Qualifying Termination, or (y) the date of Executive's death (such date, the "Delayed Initial Continuing Coverage Payment Date"), and the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Continuing Coverage Payments that otherwise would have been paid on Executive's behalf on or before the Delayed Initial Continuing Coverage Payment Date, without any adjustment on account of such delay, and (B) continue the Continuing Coverage Payments in accordance with any applicable payment schedules set forth herein for the balance of the twelve (12)-month period.

        IN WITNESS WHEREOF, the Company and Executive have executed this Amendment on the dates set forth below, to be effective immediately as of the Effective Date.

CYDEX PHARMACEUTICALS, INC.

/s/ Allen K. Roberson
By:	Allen K. Roberson
Its:	Chief Financial Officer
Date:	February 26, 2008
JOHN M. SIEBERT
/s/ John M. Siebert
Date:	February 24, 2008

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  Exibit 10.7.1
CYDEX PHARMACEUTICALS, INC. AMENDMENT TO SEVERANCE COMPENSATION AGREEMENT